Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Macerich Company:

We consent to the incorporation by reference in the registration statements (Nos. 333‑219872, 333‑107063 and 333‑121630) on Form S‑3 and (Nos. 333‑00584, 333‑42309. 333‑42303, 333‑69995, 333‑108193, 333‑120585, 333‑161371, 333‑186915, 333‑186916 and 333‑211816) on Form S‑8 of The Macerich Company of our reports dated February 25, 2019, with respect to the consolidated balance sheets of The Macerich Company as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes and financial statement Schedule III - Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of The Macerich Company.
Our reported dated February 25, 2019, includes an explanatory paragraph related to The Macerich Company's change in method of accounting for certain historical property sales in 2018 due to the adoption of FASB Accounting Standards Update 2014-09, Revenue from Contacts With Customers (ASC 606).

/s/ KPMG LLP
Los Angeles, California
February 25, 2019